Exhibit 99.1
                                 PRESS RELEASE

FOR IMMEDIATE RELEASE:                       CONTACT:

Titanium Metals Corporation                            J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                              Vice President - Finance
Denver, Colorado  80202                                (303) 296-5617

          TIMET ANNOUNCES FOURTH QUARTER 1998 RESULTS AND 1999 OUTLOOK

     DENVER, COLORADO . . . January 25, 1999 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced today earnings of $.30 per share for the quarter ended December 31, 1998 before special charges. After special restructuring charges of $18 million pretax, TIMET reported a net loss for the quarter of $.08 per share. Full year earnings were $1.96 per share before special charges and $1.46 per share after pretax special charges of $24 million for the year. Results for the fourth quarter and full year were below the record 1997 levels primarily due to (i) reductions in demand for both aerospace and industrial products and (ii) higher general and administrative expenses in 1998, primarily information technology costs, including implementation of the Company's enterprise-wide business information system and addressing "Year 2000" issues.

     Average selling prices for the fourth quarter of 1998 were $36.25 per kilogram, higher than the fourth quarter of 1997 average of $34.00 per Kg and the third quarter 1998 average of $35.50 per Kg. The increase in fourth quarter average prices over the third quarter is due to a change in the mix of products sold. Mill product shipment volumes of 3,400 metric tons were significantly below the fourth quarter 1997 shipments of 4,500 metric tons and below third quarter 1998 shipments of 3,500. Fourth quarter ingot shipments were also significantly below those prior periods. The lower shipment volumes resulted in lower sales and a decline in gross profit margin as a percent of sales.
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     TIMET recorded restructuring charges of $18 million in the fourth quarter of 1998 which relate to the Company's decision to close facilities and to implement other cost reductions in response to deteriorating market conditions. The fourth quarter special charge exceeds the estimated charge of $10 million previously announced primarily due to management's decision to accelerate cost reductions and to a $5.5 million non-cash pension plan curtailment charge in the United Kingdom resulting from workforce reductions.

     TIMET's backlog at the end of December was approximately $350 million. Comparable backlog at the end of 1997 was approximately $500 million.

     ~Outlook~for~1999~- J. Landis Martin, Chairman and CEO of TIMET, said, "The business environment in which we find ourselves in 1999 is substantially different from the 1996-1998 market for titanium metal. Throughout 1996, 1997 and much of 1998, we were producing titanium ingot and mill products for aerospace customers in contemplation of continuing record jet aircraft build rates expected to last through at least 2001. During the second half of 1998 it became evident that the anticipated record rates of aircraft production would not be reached, and that a decline in overall production rates would begin earlier than forecast, particularly in titanium-intensive widebody planes. As our aerospace customers reduce inventories during 1999 and adjust to decreases in overall production rates, TIMET faces a decrease in demand from 1997-98 levels."

     Mr. Martin also said, "Adding to our challenges in the aerospace sector, industrial demand for titanium has also declined due to the weakness in Asian and other economies. This has led to significant declines in volume and pricing." Mr. Martin went on to add "These declines in our key markets hit us much earlier than we had anticipated and at a time when we were in the midst of a large capital expenditure program to modernize operations and to provide lower-cost, more efficient capacity to meet peak demand for our products. We
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were also in the middle of installing enterprise-wide software in order to improve efficiencies, reduce costs and make our systems Y2K compliant."

     Mr. Martin said further, "Assuming demand remains at current levels and does not decrease or increase significantly in 1999, I would expect modest net losses in at least the first two quarters and a return to modest profitability in the third or fourth quarter. In both the aerospace and industrial sectors, reduced demand and lower prices (including prices under new long term contracts) will cause lower sales and gross profit margins."

     Martin also said, "On the expense side, our costs related to the new business enterprise system and Y2K compliance program will continue to run at high levels throughout 1999. At the same time, the benefits of the new business enterprise system will likely be negligible in 1999, particularly with the reduction in our capacity utilization."

     Mr. Martin went on to say, "In the fourth quarter of 1998, we began implementing a plan of action designed to address current market conditions without abandoning key elements of our long-term strategy, which we believe is still sound. Our action plan entails the following:

1. We have permanently or temporarily closed or will soon close, manufacturing facilities in Verdi, Nevada, Milbury, Massachusetts and Pomona, California, as well as parts of facilities in Henderson, Nevada, Morgantown, Pennsylvania and Witton, England.

2. As of December 31, 1998, we have achieved or planned workforce reductions of approximately 600 people in the United States and Europe. These reductions represent over 20% of our worldwide workforce and have occurred at all levels of the Company. Approximately two-thirds of the reductions have been implemented.

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3.   We have targeted reductions in plant overhead costs as well as in selling and administrative costs.

4. We have renegotiated supply contracts with key vendors in order to reduce volumes and prices.

5. Capital expenditures will be substantially cut back with exceptions of expenditure for environmental and safety purposes and funds needed to complete carryover projects begun in 1998, including the capital needed to implement our new business enterprise-wide software system. Total capital expenditures will be less than $40 million in 1999, compared to an aggregate of $180 million in 1997 and 1998. For the year 2000, capital expenditures should decline further to around $25 million.

6. Plans are already in place to reduce working capital, especially inventory and receivables, and we believe we will see the benefits of this program beginning in the first quarter of 1999.


7. We have also obtained the agreement of Nippon Mining & Metals Company and Mitsui & Company Incorporated to defer indefinitely TIMET's plan to purchase approximately 5% of the outstanding stock of TOHO Titanium Company, Ltd. from Nippon Mining & Metals and Mitsui at a purchase price of approximately $13 million. We do plan to proceed with the other elements of the announced strategic alliance between TOHO and TIMET, including the formation of a titanium hearth melting joint venture in Japan and a long-term agreement for the purchase of certain grades of titanium sponge by TIMET from TOHO.

8. We have merged all of our North American manufacturing operations into one operating unit to reduce costs and, at the same time, improve customer service.
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With our short-term plan in place and with the separate announcements made today of new long-term agreements with Rolls-Royce plc and United Technologies Corporation, we believe we will be able to achieve full-year profitability in the year 2000 and beyond. These new contracts, along with previously-announced contracts with Boeing and Wyman-Gordon, assure that we will have substantial volumes at prices that should allow us to achieve some level of profit. These contracts and others represent the core of our long-term aerospace strategy and in 1999 and beyond should account for more than 60% of our aerospace revenues. The contracts are structured to provide incentives to both parties to the contracts to lower TIMET's costs and share in the savings. With our new business enterprise-wide system in place and the assured minimum volume levels and prices of our contracts, we can focus on cost reduction programs to increase TIMET's profitability to acceptable levels."

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be indentified by the use of words such as "believes," "intends," "may," "will," "should," "anticipates" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, global economic conditions, global productive capacity, changes in product pricing, "Year 2000" issues, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.


NOTE: A conference call for the investment community will be held at 10:00 A.M., Eastern Time, on Tuesday, January 26, 1999. On the conference call will be J. Landis Martin, Chairman and Chief Executive Officer, Andrew R. Dixey, President and Chief Operating Officer, and J. Thomas Montgomery, Jr., Vice President-Finance and Treasurer. Participants can access the call by dialing 1-800-553-5275 (domestically) and 612-332-1025 (internationally). A taped replay of the call will be available until 12:00 P.M., Eastern Time, on February 26, 1999, by dialing 1-800-475-6701 (domestically) and 320-365-3844
(internationally), and using the access code 430148.
                                    oo o o o

                          TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)

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
                                            Quarter Ended      Year Ended
                                            December 31,      December 31,

                                            1997      1998     1997      1998
Net sales                                  $208.0    $156.3   $733.6    $707.7
Cost of sales                               153.4     123.9    554.6     542.3
Selling, administrative and development      14.4      14.9     45.3      59.7
expense
Special charges                               -        18.0      -        24.0
Other income (expense)                         .1        .3      (.7)      1.0

     Operating income                        40.3       (.2)   133.0      82.7
General corporate income                       .3       1.1      4.3       6.1
Interest expense                               .1        .6      2.1       2.9

     Pretax income                           40.5        .3    135.2      85.9
Income tax expense (benefit)                 12.1        .1     41.1      29.2
Minority interest - Convertible Preferred     2.2       2.2      8.8       8.8
Securities, net of tax
Other minority interest                        .6        .5      2.3       2.2


     Net income (loss)                     $ 25.6    $ (2.5)  $ 83.0    $ 45.7




     Diluted net income (loss)             $ 27.8    $  (.3)  $ 91.8    $ 54.5




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Earnings (loss) per share:
     Basic                                 $  .81    $(.08)    $2.64    $1.46

     Diluted                                  .75       *       2.49       *

Weighted average shares outstanding:
     Common shares                           31.5      31.4     31.5      31.4
     Diluted shares                          37.0      36.8     36.9      36.8

Mill product shipments:
     Volume (metric tons)                    4,500    3,400    15,100   14,800
     Average price ($ per kilogram)        $ 34.00   $36.25   $ 35.00  $ 35.25



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*Assumed conversion of Convertible Preferred Securities is antidilutive to earnings per share.

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